EXHIBIT 10.1

October 5, 2006

____________________
____________________
____________________

Re:	True North Energy Corporation Advisory Board Engagement Letter

Dear __________,

This letter (the "Advisory Board Engagement Letter") will confirm that True North Energy Corporation ("TNEN” or the "Company") has engaged you, __________ (the "Advisor") to be the Company's business advisor and that you have been appointed to the Advisory Board of the Company effective October 5, 2006.

1. SCOPE OF SERVICES

In this Engagement, Advisor will, on an on-going basis:

(a)	Act as an advisor to the Company;

(b)	Periodically meet with the Company's management and board to discuss the Company's operating strategy, competitive position, business and financial prospects and growth opportunities;

(c)
Assist the Company in formulating strategic, financial and development plans, contacts and recruitment of key personnel designed to create long-term shareholder value and liquefying such value when appropriate;

(d)	Assist in the development of capitalization plans which provide the capital resources necessary to accomplish the operating and strategic plans;

(e)	Assist the Company in identifying and reviewing potential prospects, field development plans and acquisition targets to achieve Company's objectives;

(f)	Assist the Company in developing a financial strategy and securing equity capital and/or debt financing to fund on-going business of the Company;

(g)	Assist the Company to identify potential investors and potential prospects that best meet Company's objectives.

2. ADVISOR COMPENSATION

In return for the services contemplated herein for the period commencing October 5, 2006, Advisor compensation (the "Advisory Fees") from the Company will include:

(a)
A grant of restricted stock entitling the Advisor to receive Fifty Thousand (50,000) shares of common stock of the Company on each annual anniversary of this agreement. These shares will vest and will be issued to the Advisor on the annual anniversary of this agreement.

(b)
A payment of a quarterly fee (the “Quarterly Fee”) in the amount of Five Thousand (5,000) shares of restricted common stock payable Ten (10) Days following the end of the quarter. For second quarter of the fiscal year 2006, (October 31), the advisor’s fee will be prorated for the period of service from the date of this agreement through October 31, 2006.

(c)
The Company shall reimburse the Advisor from time to time for all reasonable and customary out-of-pocket business expenses incurred in the performance of his duties hereunder, provided that the Advisor shall submit reasonable supporting data to substantiate the amount of said expenses. The Company shall reimburse the Advisor for such within 30 days upon receipt of a voucher from the Advisor summarizing such expenses. Such expenses shall not exceed $5,000 without prior approval from the Company.

3. TIME OF PERFORMANCE OF ADVISORY SERVICES

(a)
The Advisor and the Company at their sole discretion shall determine schedule and place of the performance of the advisory services. The Advisor shall devote a minimum of thirty (30) days annually to the provision of the advisory services contemplated hereunder. The Advisor agrees to be available to the Company during normal business hours, on a regular basis, as necessary to ensure the timely and professional performance of the duties of the Advisor hereunder. Furthermore, the Advisor agrees to meet at least once annually with the Company’s management, the Board and the entire Advisory Board. The company will select a date for the Advisory board meeting, which shall be at least six months from the date of the formation of the Advisory Board.

4. COMPANY'S OBLIGATIONS

(a)
The Company shall make available the information, resources and Company personnel and timely perform those tasks necessary to enable Advisor to provide the services. The Company will keep the Advisor informed on a current basis of all material developments, which may impact the financial performance of the Company, its businesses, outlook or financial condition.

5. ADDITIONAL SERVICES

(a)
If mutually agreed, Advisor may provide additional services to the Company not described herein, but Advisor shall not be obligated to provide any such services unless the nature and terms of such services and the compensation to be provided are mutually agreed in advance in writing.

6. TERM OF AGREEMENT AND PAYMENT UPON TERMINATION

(a)
Unless terminated earlier in accordance with the provisions of this Section, the term (the "Term") of this Agreement shall be for a one-year period commencing on October 5, 2006 and ending on October 5, 2007. The Company and Advisor each shall have the right, in its sole and absolute discretion, to terminate this Agreement upon thirty (30) day written notice.

(b)
The Agreement shall automatically be extended for one-year periods on each annual anniversary date thereafter, unless either party notifies the other party in writing of its desire to terminate this Agreement at least thirty (30) days prior to such annual anniversary date.

(c)
If this Agreement is terminated by the Advisor for any reason before the one-year period, the Advisor shall be entitled to be paid (i) an amount equal to all reimbursable expenses the Advisor has incurred in providing services hereunder prior to the termination date, and (ii) all Quarterly Fees payable to the Advisor pursuant to Section 2(b) and earned by the Advisor with respect to the advisory services rendered prior to the date of termination, based on the days of service from the end of the previous quarter for which Advisor received Quarterly Fees to the date of termination. For example, if Advisor served for the period of 60 days, the Advisor would receive 60/91 of Five Thousand (5,000) shares.

(d)
If the Company terminates this Agreement prior to October 5, 2007 for any reason, restricted shares granted to Advisor pursuant to Sections 2(a) shall be issued to Advisor on prorated basis based on the months of service from the start of the agreement to the date of termination. For example, if the Advisor served for the period of six months, the Advisor would receive 6/12 of Fifty Thousand (50,000) shares. Furthermore, Quarterly Fees payable to Advisor pursuant to Section 2(b) shall be paid to Advisor on prorated basis based on the days of service from the end of the previous quarter for which Advisor received Quarterly Fees to the date of termination. For example, if Advisor served for the period of 60 days, the Advisor would receive 60/91 of Five Thousand (5,000) shares.

(e)
Upon termination of this Agreement, the Advisor shall return to the Company all information, records and other materials, which the Company may have provided to the Advisor, and the Company shall return to the Advisor any property of the Advisor not purchased and paid for by the Company.

7. INDEPENDENT CONTRACTOR

(a)
It is understood that the Advisor, in performing its services, is not the agent for the Company, is not an officer, director, employee, servant, or representative of the Company, and does not have the actual or implied authority to enter into any contracts which bind the Company, without the prior written consent of the Company.

(b)
The Advisor shall be responsible for filing all tax returns and paying all federal, state, local and foreign taxes (including without limitation, income taxes, social security tax, employment taxes, unemployment taxes and self-employment taxes) due with respect to the compensation paid to the Advisor.

(c)	As an independent contractor, the Advisor will not be eligible for the benefits provided to regular employees of the Company, including, but not limited to, health and disability insurance.

8. INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

(a)
The Company agrees, to the fullest extent permitted by law to indemnify and hold harmless the Advisor, its officers, directors, principals and employees and to pay the expenses of each of them in defending any threatened or pending civil or criminal action, demand, investigation, suit or proceeding as such expenses are incurred and in advance of the final disposition of any such threatened or pending action, demand, investigation, suit or proceeding. The Advisor shall not be responsible for any losses, liabilities, damages, claims or expenses (collectively, the "Losses") incurred by the Company arising from any acts or omissions by the Advisor in connection with the performance of its duties under this Agreement other than Losses resulting or arising from its gross negligence or willful misconduct.

9. CONFIDENTIALITY

(a)
Except in the course of the performance of its duties hereunder or as may be required by applicable law or by a governmental order, decree, regulation or rule (provided that the Advisor shall give written notice to the Company prior to such disclosure), the Advisor agrees that it shall not disclose any trade secrets, knowhow or other proprietary information not in the public domain and learned as a result of this Agreement unless and until such information becomes generally known other than through the act or omission of the Advisor.

10. ARBITRATION.

(a)
The Company and Advisor shall negotiate in good faith to resolve any disputes between themselves in connection with this engagement. In the event of a failure to resolve the dispute, the dispute shall be resolved through binding arbitration in Houston, Texas. Any matter to be submitted to arbitration hereunder may be submitted to arbitration by either the Advisor or the Company. Any matter submitted to arbitration shall be determined by a panel of three arbitrators unless otherwise agreed by the parties. Arbitrators shall be chosen by mutual agreement of the parties or, failing such agreement within 60 days of the request for arbitration, each party shall appoint one arbitrator and the third arbitrator shall be appointed by the Senior United States District Judge for the Southern District of Texas, acting in his individual capacity.

(b)
In the event of the failure or refusal of the parties or such judge to appoint the arbitrator(s) within 120 days of the request for arbitration, the arbitrator shall be selected in accordance with the rules of the American Arbitration Association. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association. Any award by the arbitrator(s) shall be final, binding and not appealable, and judgment may be entered thereon in any court of competent jurisdiction. A dispute shall be deemed to have arisen when either party notifies the other party in writing to that effect.

11. GOVERNING LAW

(a)	This Agreement shall be deemed to be a contract made under the laws of the State of Texas and for all purposes shall be construed in accordance with the laws of said State.

12. ASSIGNMENT

(a)
This Agreement shall not be assignable by any party, except to successors to all or substantially all of the business of either party, for any reason whatsoever without the prior written consent of the other party, which consent may not be arbitrarily withheld by the party whose consent is required.

13. MISCELLANEOUS

(a)
Notice given under this Agreement shall be given when delivered in person or by registered or certified mail, postage prepaid, return receipt requested or by other delivery service providing evidence of receipt, to the party to whom such notice is to be given at the following address or at such other address as either party shall hereafter give notice of to the other in writing:

If to the Company to:

True North Energy Corporation 1400 Woodloch Forest Drive, Suite 530 The Woodlands, Texas 77380 Attn: John Folnovic

If to Advisor to:

____________________ ____________________ ____________________

(b)	This Agreement shall not restrict or prevent Advisor from pursuing other business interests or providing advisory or other services to other parties while this Agreement is in effect.

We look forward to working with you to develop and execute financial and business strategies to enhance shareholder value at True North Energy.

Please confirm that the foregoing is in accordance with your understanding by signing and returning the enclosed duplicate of this letter.

Very truly yours,

TRUE NORTH ENERGY CORPORATION

By:
John I. Folnovic, President and
Chief Executive Officer

Confirmed and Agreed to this __ day of October, 2006

By:
Name:
Title: